EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57163, 333-00333, 333-21815, 333-47369, 333-68969, 333-82935, 333-38616, 333-53180, 333-97599, 333-101440, and 333-100755 of Symmetricom, Inc. on Form S-8 of our reports dated September 9, 2005, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2005.

DELOITTE & TOUCHE LLP

San Jose, California
September 9, 2005